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                                                                      Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT
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         NAME                                     JURISDICTION OF INCORPORATION
         ----                                     -----------------------------
Hadco Foreign Sales Corporation                   U.S. Virgin Islands
Hadco Santa Clara, Inc.                           Delaware
Hadco Corporation (Malaysia) SDN. BHD.            Malaysia
Zycon Corporation                                 Delaware
Hadco Phoenix, Inc.                               Delaware
CCIR of California Corp.                          California
CCIR of Texas Corp.                               Texas
Continental Circuits International, Inc.          Barbados
Continental Circuits Corp.                        Delaware
Hadco Scotland Limited                            Scotland
Hadco Ireland Limited                             Ireland
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